For Immediate Release

                                                                                    June 28, 2004

GIBRALTAR INCREASES ITS SECOND-QUARTER EARNINGS EXPECTATIONS

 Company Now Expects Second-Quarter Earnings Per Share of $.72-$.75;
Second-Quarter Sales, Net Income, and Earnings Per Share Expected to be Quarterly Records

            BUFFALO, NEW YORK (June 28, 2004) - Gibraltar (Nasdaq: ROCK) today announced that it is raising its second-quarter earnings estimate. Gibraltar also said that it expects that its second-quarter sales, net income, and earnings per share will all be the highest of any quarter in the Company's history.

            On April 26, Gibraltar said that its second-quarter earnings per share would be in the range of $.56 to $.61, compared to $.51 in the second quarter of 2003, on approximately 21 percent more weighted average shares outstanding (approximately 19.7 million versus approximately 16.2 million) as a result of its recent stock offering.

            The Company now expects that its earnings per share (EPS) in the second quarter of 2004 will be in the range of $.72 to $.75, which would result in Gibraltar's best-ever quarterly EPS and net income.

            "The strong growth that emerged in March - which helped us generate first-quarter results that were the best in Gibraltar's history - has continued in both April and May. In each of the last three months, our sales rate, if annualized, is running at approximately $1 billion," said Brian J. Lipke, Gibraltar's Chairman and Chief Executive Officer.

            "The strength we saw at the end of the first quarter has not moderated and the economy continues to be strong. We are also continuing to generate exceptionally strong results in a number of targeted high-growth areas, which have historically produced our highest margins and profitability. All of this has put us in a position where we are generating even better-than-expected results in the second quarter," said Mr. Lipke.

            The second quarter is historically the strongest period for Gibraltar, with growth slowing in the third quarter as a result of model year changeovers in the auto industry and seasonal slowing in the building industry.

            On June 4, Gibraltar announced the immediately accretive acquisition of SCM Metal Products, Inc., which manufactures, markets, and distributes non-ferrous metal powder products to hundreds of customers in a number of different industries, including the automotive, aerospace, electronics, and consumer products industries, among others. SCM had 2003 sales of approximately $45 million, with nearly one-third of its sales going to customers in Europe, Asia, and Central and South America. Gibraltar's second quarter will include one month of SCM's results.

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Gibraltar Increases its Second-Quarter Earnings Expectations
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Gibraltar will review its second-quarter results and discuss its outlook for the third quarter during its quarterly conference call, which will be held at 11 a.m. Eastern Time on July 29. Details of the call can be found on Gibraltar's Web site, at www.gibraltar1.com.

            Gibraltar is a manufacturer and distributor of more than 5,000 residential and commercial building products, one of North America's leading metal processors, and North America's second-largest commercial heat treater. The Company serves approximately 10,000 customers in a variety of industries in all 50 states, Canada, and Mexico. It has approximately 4,000 employees and operates 71 facilities in 26 states, Canada, and Mexico.

            Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: the impact of changing steel prices on the Company's results of operations; changing demand for the Company's products; risks associated with the integration of acquisitions; and changes in interest or tax rates.

CONTACT: Kenneth P. Houseknecht, Vice President of Communications and Investor Relations, at 716/826-6500, khouseknecht@gibraltar1.com.

Gibraltar's news releases, along with comprehensive information about the Company, are available on the Internet, at  www.gibraltar1.com.